SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, California  90071-1406
Phone (757) 670 4818
Fax (757) 670 4685

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$334,613
Class B	$8,096
Class C	$11,674
Class F	$14,518
Total	$368,901
Class 529-A	$7,942
Class 529-B	$637
Class 529-C	$1,785
Class 529-E	$408
Class 529-F	$643
Class R-1	$412
Class R-2	$6,744
Class R-3	$7,952
Class R-4	$4,695
Class R-5	$8,197
Total	$39,415

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7580
Class B	$0.4491
Class C	$0.4595
Class F	$0.7777
Class 529-A	$0.7489
Class 529-B	$0.4067
Class 529-C	$0.4226
Class 529-E	$0.6219
Class 529-F	$0.8268
Class R-1	$0.4657
Class R-2	$0.4498
Class R-3	$0.6307
Class R-4	$0.7749
Class R-5	$0.8829

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	484,440
Class B	19,643
Class C	28,300
Class F	21,356
Total	553,739
Class 529-A	12,434
Class 529-B	1,768
Class 529-C	4,882
Class 529-E	759
Class 529-F	922
Class R-1	1,011
Class R-2	17,100
Class R-3	14,798
Class R-4	7,314
Class R-5	11,956
Total	72,944

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$36.25
Class B	$34.73
Class C	$34.44
Class F	$35.93
Class 529-A	$36.08
Class 529-B	$35.14
Class 529-C	$35.09
Class 529-E	$35.73
Class 529-F	$36.06
Class R-1	$35.17
Class R-2	$35.25
Class R-3	$35.66
Class R-4	$36.04
Class R-5	$36.43